Exhibit 10.62

Liberate Technologies
Fiscal Year 2003
Sales Commission Plan

Purpose:

The purpose of the Fiscal Year 2003 (“FY03”) Sales Commission Plan (“the Plan”) is to provide an incentive to exceed revenue objectives, to attract the best salespeople, and to encourage salespeople to win new business and maintain relationships with existing customers. The Plan is designed to offer upside income potential for overperformance.

Plan Components:

The President (“President”) sets the Plan commission rates and quotas.

Plan payments are:

•                    Paid approximately four weeks after the end of Liberate Technologies’ (“Liberate”) monthly accounting period.

•                    Earned solely upon revenue recognition on accounts that appear on a participant’s FY03 Account Listing as approved in writing by the President.

•                    Based on Individual FY03 Revenue Quota achievement for License, Royalty, Support, Service, Education, and margin on 3rd party software and hardware that Liberate is a reseller of (and is recorded as revenue), for accounts where a binding contract or valid purchase order exists.

•                    Calculated based on the rates assigned in the Individual Sales Commission Plan and rounded to the nearest cent. To be eligible for the next quota level the participant must be at or above the target level specified in the Individual Sales Commission Plan. No rounding will apply to quota credit.

•                    Earned only if the participant has performed his or her job duties at least at an acceptable performance level during that month, as determined by the participant’s immediate manager.

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General Terms and Conditions:

1.               Participants are eligible to participate in the Plan only if they are in positions that have been identified and approved in writing as qualifying under the Plan by the President.

2.               Participants are eligible to participate in the Plan only if they are full-time regular employees of Liberate and have signed all employment documents provided by Liberate. Participants must also sign Plan documents and forward them to Human Resources within 15 days of receiving the Plan documents.

3.               The Plan is effective from June 1, 2002 through May 31, 2003. For participants starting after June 1, 2002, payments are prorated for the number of days of active participation in the Plan.

4.               Participation in the Plan in any given year does not automatically entitle a participant to participate in subsequent years.

5.               Participation in the Plan does not constitute an agreement to employ any participant for any length of time and will not restrict the participant’s or Liberate’s right to terminate employment for any reason, at any time, with or without cause or prior notice. No one at Liberate has the authority, unless specifically authorized in writing by the CEO, to enter into any oral, written, or implied agreement that employment is for any minimum or fixed term or that alters in any way the “at-will’ employment relationship.

6.               Sales commission payments will be earned solely upon Net Revenue recognized, subject to the participant being actively employed by the Liberate when the commission payment is due. Net Revenue is recognized in accordance with generally accepted accounting principles and reflected in Liberate’s general ledger, 10Q’s, and 10K. Net Revenue is calculated net of any revenue reversals, amounts that are greater than 90 days past due or written off to bad debt, and amounts that have been deemed non-commissionable (e.g., sales tax, smart cards, hardware (excluding margin on hardware Liberate is an official reseller of), reimbursable travel, and equity investments).

7.               Quota credit, but not commission payments, will be earned on reimbursable travel and LMC cards for which Liberate is able to recognize revenue.

8.               Sales commission payments, when earned, will be paid approximately four weeks after the end of Liberate’s monthly accounting period. The timing of the commission payment is subject to change upon written notice. Commission payments earned in May are paid approximately six weeks after the end of Liberate’s accounting period for May. Commissions will be earned and paid only after the Plan documents have been signed and returned, Net Revenue is recognized in Liberate’s general ledger, and any required representation letters have been signed. Commissions will not be paid for Net Revenue received in FY03 if commissions for that Net Revenue were earned under the Fiscal Year 2002 Plan.

9.               If a participant’s employment terminates before a commission payment is due, the participant will forfeit any right to such payment, even if the participant receives additional compensation from Liberate after the last day of employment, unless the President specifically agrees in writing that the participant remains eligible for some or all of such sales commission.

10.         If a customer’s account receivable becomes greater than 90 days past due, is written off to bad debt, or revenue is reversed, prior sales commission payments made to a participant based on the Net Revenue from that customer are recoverable from that participant. The Net Revenue previously credited against the participant’s sales quota will be reversed and all payments to the participant will be re-calculated as though that Net Revenue had never been received. If the account is paid at a later date, the Net Revenue will be reinstated and all sales commission payments previously recovered will be repaid provided that the participant is still employed by Liberate and participating in the Plan.

11.         The President will assign each participant a specific set of responsibilities, territories, and accounts. These may consist of any combination of geographical areas, industry classifications, specific direct channels, or assigned accounts. The President may exclude certain accounts in a region/area and adjust territories at his discretion.

12.         President may reassign accounts at their discretion, reallocating the quota credit allocation and corresponding sales commission between the reassigned participant and the new participant assigned to that account. Any assignment must be approved in writing by the President. The President may take into account the amount of effort already expended by the reassigned participant to that account, the number of participants assigned to the account, and such other factors as he

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or she may consider relevant. The determination of the President will be final and binding. Quota adjustments will typically result in a corresponding adjustment to commission rates.

13.         Unless otherwise approved in advance and in writing by the President, a participant is entitled only to commissions for accounts listed under his/her name on the approved FY03 Account Listing. During the Plan year, the President may modify Account Listings.

14.         Some participants may be eligible for Key Performance Indicator (“KPI”) bonuses. KPI’s represent specific objectives as set by the President for their direct reports. KPI’s may be earned up to a specified maximum based on the participant’s level and region.

15.         Any disputes regarding the admission or interpretation of the Plan will be documented in writing by the participant that has the dispute, within 30 days after the incident and submitted to the President whose decision regarding disputes will be final and binding.

16.         Liberate may modify or terminate all or part of the Plan at any time with or without cause; however, such modifications or termination must be in writing and will not adversely affect any sales commissions previously earned.

17.         Liberate makes every effort to maintain a great and rewarding work environment. If, however, a dispute arises, the participant and Liberate agree to waive trial before a judge or jury and to arbitrate with the JAMS arbitration service any dispute relating to the Plan, the participant’s employment, or the participant’s termination, except for claims relating to worker’s compensation benefits, unemployment insurance, or intellectual property rights. The arbitrator’s decision will include written findings of fact and law and will be final and binding except to the extent that judicial review is required by law. The American Arbitration Association’s National Rules for the Resolution of Employment Disputes will govern the arbitration, except that the arbitrator will allow discovery authorized by the California Arbitration Act and any additional discovery necessary to vindicate a claim or defense. The arbitrator may award any remedy that would be available from a court of law. The participant may choose to hold the arbitration either in San Mateo County, California or the county where the participant worked when the arbitrable dispute first arose. The participant and Liberate will share the arbitration costs equally (except that Liberate will pay the arbitrator’s fee and any other cost unique to arbitration) and each party will pay its own attorney’s fees except as required by law or ordered by the arbitrator in favor of the prevailing party.

18.         The Plan supersedes and replaces any representations, contracts, or agreements that conflict with or are contrary to its terms. The Plan may not be altered or amended except in writing signed by the participant and the President. Furthermore, payment under the Plan does not necessarily mean that job performance is satisfactory.

Plan Participant Details:
Name:	Don Fitzpatrick
Effective Date of Plan:	June 1, 2002
Annual Base Salary:	$235,000

In consideration for my eligibility for a bonus payment from Liberate, I agree to the terms of the Fiscal Year 2003 Sales Commission Plan.

Don Fitzpatrick, Chief Operating Officer	Date

Coleman Sisson, President	Date

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Liberate Technologies
Individual Sales Commission Plan
For Fiscal Year 2003

Name:	Don Fitzpatrick

Effective Date Plan:	June 1, 2002

KPI:	$100,000

KPI Payout:

$50,000 as follows: $12,500 for each quarter in which Liberate hits the quarterly EPS targets below

	Q1	Q2	Q3	Q4
FY03 EPS Targets	(0.076)	(0.043)	(0.007)	0.012

$50,000 as follows: $12,500 for each quarter in which Liberate hits the quarterly Revenue targets below

	Q1	Q2	Q3	Q4
FY03 Revenue Targets	$21,000,000	$24,000,000	$27,000,000	29,500,000

Individual FY03 Revenue Quota:	$101,500,000

Commission Rates:

Rates for Revenue Quota:

0 - 65%	66% - 100%	101% - 150%	151% +
0.30%	0.42%	2.00%	3.00%

Specific Accounts:	Worldwide

By signing below, you indicate that you have read, understand and agree with the above Individual Sales Commission Plan for fiscal year 2003.

Don Fitzpatrick, Chief Operating Officer	Date

Coleman Sisson, President	Date

Liberate Confidential	Participant’s Initials